UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                        SCHEDULE 14A


Proxy Statement Pursuant to Section 14(a) of the Securities
        Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant [XX]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[XX]	Preliminary Proxy Statement
[XX] Confidential, for use of the Commission Only
[  ]	Definitive Proxy Statement
[  ]	Definitive Additional Materials
[  ]	Soliciting Material Pursuant to 240.14a-11(c) or
240.14a-12

Commission File No. 0-2670

			60 East 42nd Street Associates
		(Name of Registrant as Specified In Its Charter)


		(Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[XX] No fee required

[  ]	Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction
applies:

2)	Aggregate number of securities to which transaction
applies:

3)	Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and determined):

	4)	Proposed maximum aggregate value of transaction:

	5)   Total fee paid:

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:











                60 EAST 42ND STREET ASSOCIATES
                   c/o Wien & Malkin LLP
              60 East 42nd Street - 26th Floor
                New York, New York   10165-0015
                  Telephone: 212-687-8700
                 Telecopier: 212-986-7679


                                        May ___, 1999


To Participants in 60 East 42nd Street Associates ("Associates"):


	On behalf of the Agents for the Participants, I am seeking your consent to a program to complete and finance improvements and grant lease extensions at the Lincoln Building (the
"Building").

1. 	Introduction.

	After review with the Lessee, Wien & Malkin LLP supervisory staff, and on-site Building personnel, I believe the proposed improvements are necessary to maintain the Building, its competitive market position, and Associates' long-term investment return. The Lessee intends to proceed with the program: Were the Lessee to proceed and pay the cost out of cash flow, overage rent and extra distributions to Participants would be substantially reduced and might be eliminated for several years.

        The current operating lease extends to 2008 and is renewable to 2033. The Lessee has indicated that the costs of the program, which extends beyond the Lessee's responsibility under the lease, cannot be justified within the current lease term. It therefore has requested lease extensions before it will move forward with key performance-enhancing Building improvement components of its comprehensively planned, bid, and priced program.

        Therefore, I recommend that Associates cooperate by refinancing the mortgage to facilitate the improvement program and reduce the impact of the program upon distributions to

Participants and by extending the lease to incentivize the Lessee to complete this program and undertake future discretionary investment in the Building.

	The program is more fully described in the enclosed
Statement by the Agents in the Solicitation of Participant
Consents.

2.	Background.

	Associates has owned the Building since 1958 subject to a long-term net lease to Lincoln Building Associates (the
"Lessee"), which pays basic rent, from which mortgage debt service and basic supervisory fees are paid, and overage rent based on operating profit, from which monthly and extra distributions to Participants are paid. Total distributions for 1998 were equal to 34.5% of the original cash investment.

        The area of Manhattan surrounding the Building continues to improve. The sanitation, security, and capital improvements by the Grand Central Partnership Business Improvement District, New York City's enhanced image as a place to do business, and the recent $200,000,000 renovation and restoration of Grand Central Terminal have been catalysts for transforming the area into the most sought-after office and retail district in New York City. There is great potential to be captured in attracting quality tenants at higher rents by upgrading the Building and its systems and providing greater amenities.

        To protect and exploit the Building's economic prospects in an improved market, the Lessee has prepared a Building upgrade and amenity enhancement program that has been fully designed, engineered, and bid by third party expert consultants.

3.	Improvement Program.

	The improvements proposed to be completed after December 31, 1998, are shown in Exhibit A to the enclosed Statement and are estimated to cost approximately $22,500,000 over five years.

        Included in the budget are: (a) $4,000,000 for replacement of all Building windows, (b) $4,200,000 for public corridor and elevator lobby upgrades, (c) $3,200,000 for new public bathrooms,
(d) $2,700,000 for elevator system modernization, (e) $625,000 for elevator cab replacement, (f) $385,000 for new concierge desk and new card key and security system, (g) $1,550,000 for roof and parapet replacement and repair, (h) $2,350,000 for water riser replacement, (i) $750,000 for facade restoration, (j) $1,000,000 for new marketing center, new conference center, and law library upgrades, and (k) $100,000 for lobby retail upgrades. The balance will be available for contingencies discovered in the field and improvement of tenant spaces.

4.	Financing.

	The $22,500,000 estimated cost of the improvements over approximately five years will be funded through a combination of a fee mortgage increase (from the current $12,000,000) and operating cash flow. Associates will own the improvements paid from mortgage proceeds and will receive tax benefits from depreciation. The increased mortgage charges will be paid by Associates from an equivalent increase in the basic rent paid by the Lessee. Basic rent and cash payments for improvements will be deducted in computing overage rent, so that the improvement costs should be borne equally by Associates and the Lessee but spread over many years thus stabilizing distributions to Participants.

	As part of this program, the Agents will be authorized to extend or refinance the increased mortgage, from time to time as

they deem appropriate for the benefit of Associates, for the amount of its then existing balance plus refinancing costs.

5.	Basic Rent.

	Currently, basic rent is $1,087,842 a year, to be adjusted to reflect any increase or decrease in debt service on the existing mortgage balance. The basic rent payable by the Lessee to Associates will increase to cover debt service on the increased mortgage.

        Assuming no enhancement in bottom line performance from higher rental rates, higher occupancy, and lower credit loss from all these improvements, an initial increase in the mortgage from $12,000,000 to $34,000,000 with interest at 7.5% on the additional $22,000,000 and with 25 year amortization, the basic annual rent increase will be $1,950,937, and overage rent will decrease by one-half of that amount. For an original $10,000 Participant who received $3,450 in distributions for 1998, this mortgage increase would reduce distributions by less than $1,260 a year. However, this reduction may be offset by increased rental income paid by office and store tenants. The maximum mortgage contemplated by the program will be $35,000,000 but will depend upon funding available from cash flow.

6.	Solicitation and Program Expenses.

	The expenses for the consent solicitation, lease amendment, refinancing, transfer and recording taxes, legal fees, and related costs will be funded from the mortgage increase and repaid by the Lessee's increased basic rent. Wien & Malkin LLP will represent Associates and the Lessee in this program, and it and its affiliates will be indemnified with the Agents by Associates and the Lessee against any claim or expense arising in connection with the program.

7.	Lease Extension.

	In order to induce the Lessee to undertake improvements beyond what it can recoup over the remaining term of its existing lease, Associates' Agents will be authorized to give additional lease extension rights to the Lessee beyond the current 2033 expiration date for such consideration and upon such terms as the Agents may then deem appropriate for the benefit of Associates. The term of each extension will reflect the net present benefit to Associates from projected increases in basic rent, overage rent and value which arise from Associates' improvement contributions, all as determined by a recognized independent expert. Accordingly, the Agents will authorize extending the lease for 50 years, to 2083, when the Lessee has completed the program.

8.	Conclusion.

	Certain improvements by the Lessee are already in progress or have been previewed to tenants, brokers, and prospective tenants and have been welcomed enthusiastically. Combined with a rededicated staff and new marketing initiatives (including a newsletter and website), enthusiasm amongst Building tenants and new interest in the Building by brokers and prospective tenants provide early validation that the contemplated expenditures will preserve and enhance the Building's operating results in an improved market while the related financing will stabilize the Participants' returns.

	Enclosed are (a) the Statement with financial reports detailing the program and (b) a colored Consent Form. Each
Participant should review the Statement before signing and returning the colored Consent Form.

	The consent of all Participants is required to authorize the program. Upon receipt of consent from 90% in interest of an Agent's group, the Participating Agreement permits that Agent to purchase for $100 the interest of any Participant who withholds consent 10 days after notice of 90% consent. Each Agent presently intends to purchase the interest of any non-consenting Participant in his group once the 90% threshold is achieved.
	By signing and returning the enclosed Consent Form, you authorize the Agents and any partner or senior director at Wien & Malkin LLP designated by me to conclude on behalf of Associates the necessary agreements to effect this financing, improvement, and lease extension program.

9.	Recommendation.

	I strongly urge your consent. The Lessee has demonstrated that the improvements are necessary to meet the Building's physical and marketing requirements. If the financing of the improvements is not allowed, whatever improvements the Lessee pursues will reduce or end distributions from overage rent payments for several years. If the right to grant lease extensions is not approved, the Lessee's full comprehensively planned, bid, and priced program will not be implemented, but overage rent and distributions will be reduced.

        Financing of the improvements as proposed will also improve the tax shelter for Participants.

	Please sign and return the enclosed Consent Form as soon as possible. If you have any question, please call any of my partners at Wien & Malkin LLP, Alvin Silverman, Stanley Katzman, or Thomas N. Keltner, Jr.

                                            Very truly yours,



                                            Peter L. Malkin



THE AGENTS RECOMMEND YOUR CONSENT.  PLEASE SIGN, DATE AND
IMMEDIATELY RETURN THE ENCLOSED COLORED COPY OF THE CONSENT.  A
SIGNED CONSENT FORM WHICH IS RETURNED WITHOUT AN INDICATED CHOICE
WILL CONSTITUTE A BINDING AFFIRMATIVE CONSENT.  ONCE GIVEN,
CONSENT MAY NOT BE REVOKED.







